                                                                     EXHIBIT 5.1

January __, 2000

Photon Dynamics, Inc.
6325 San Ignacio Avenue
San Jose, California 95119-1202

Dear Ladies & Gentleman:

    You have requested our opinion with respect to certain matters in connection with the filing by Photon Dynamics, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, covering an underwritten public offering of up to 2,000,000 shares of common stock, including 1,320,687 shares to be sold by the Company, plus any shares to be sold by the Company in the over-allotment (the "Company Shares") and 679,313 shares to be sold by the selling stockholder (the "Selling Stockholder Shares"). The Company Shares and the Selling Stockholder Shares are collectively referred to herein as "Common Stock."

    In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related prospectus, the Company's Articles of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the shares of Common Stock will be sold by the Underwriters at a price established by the Board of Directors of the Company.

    On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Company Shares, when sold and issued in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

    We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:
    --------------------------

Matthew W. Sonsini